Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the registration of certain restricted stock and to the incorporation therein of our report dated January 27, 2006, with respect to the consolidated financial statements of Tejas Incorporated included in its Annual Report (Form 10-K) for the years ended December 31, 2005 and 2004, filed with the Securities and Exchange Commission.
/s/ Helin, Donovan, Trubee & Wilkinson, LLP
Austin, Texas
August 16, 2006